Exhibit 23.3
Consent of Independent Auditors
     We consent to the use of our Independent Auditors’ Report dated August 12, 2007 covering the related consolidated balance sheet of Pecos, Inc. and subsidiaries as of September 17, 2006 and September 30, 2005, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the period from October 1, 2005 to September 17, 2006 and for the years ended September 30, 2005 and 2004, included in this Amendment No. 1 to the Registration Statement and related Prospectus on Form S-1 (Registration No. 333-145396) of Maxum Petroleum Holdings, Inc. to be filed on approximately October 24, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement and related Prospectus.

/s/ WINDES & McCLAUGHRY ACCOUNTANCY CORPORATION

October 24, 2007